Exhibit 3.2

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION OF

RICE ACQUISITION CORP.

Under Section 242 of the Delaware Corporation Law

Pursuant to Section 242 of the Delaware Corporation Law of the State of Delaware, the undersigned, being an officer of Rice Acquisition Corp., a Delaware corporation (the “Corporation”) does hereby certify the following:

FIRST: The name of the Corporation is: Rice Acquisition Corp.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 1, 2020.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended to effect a change in Article One thereof, relating to the name of the Corporation, and accordingly Article One of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“FIRST: The name of the corporation is Archaea Energy Inc. (hereinafter called the “Corporation”).”

FOURTH: The amendment to the Certificate of Incorporation of the Corporation effected hereby was approved by the applicable governing bodies of the Corporation.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate as of September 15, 2021.

RICE ACQUISITION CORP.

By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Chief Accounting Officer